Exhibit 99

For Immediate Release                   Contact: Rick DeLisi
May 23, 2003              Director, Corporate Communications
Page 1 of 3                                   (703) 650-6550

              Atlantic Coast Airlines Update on
           Negotiations with United Airlines, Inc.

Dulles,  VA,  (May 23, 2003) - Atlantic Coast Airlines,  the
Dulles,  VA-based  United  Express  regional  carrier  (ACA)
(NASDAQ/NM: ACAI) today announced the following with regard to its United Express program.

Post-Bankruptcy United Express Agreement
As previously disclosed, United Airlines, Inc. (United) has commenced a process to benchmark and restructure its United Express program. United has asked ACA and other regional carriers to submit proposed costs and other information, with the goal of negotiating new agreements with regional airline operators for its United Express operations. ACA and United have had a number of discussions regarding possible terms for a revised United Express agreement, and have exchanged proposals concerning a new contract that would supercede ACA's existing United Express agreement. ACA cannot predict the timing or outcome of any decision by United as to its future United Express operations.


Tentative Agreement With ACA Pilots

In an effort to make its costs more competitive in the current environment, ACA has previously announced a cost reduction program that includes salary and bonus plan reductions for management and salaried employees as well as other cost reduction initiatives. As a major step in further lowering its costs, Atlantic Coast Airlines has reached a tentative agreement on a revised contract with the Air Line Pilots Association (ALPA) which still requires membership ratification. This new agreement would go into effect only if and when ACA and United enter into a revised United Express agreement and that agreement is affirmed by the bankruptcy court as part of the process described above.

The tentative agreement includes concessions in pay rates and work rule improvements-all designed to help ACA create an even more competitive cost structure. If the tentative agreement is ratified and becomes effective, the cost savings would be passed on to ACA's partners through its fee-for-service agreements. ACA's pilots are expected to vote on the agreement in early-to-mid June.


2003 Cost Recovery Rates

ACA has previously reported that it is seeking a rate adjustment with United for 2003 consistent with ACA's interpretation of its existing United Express agreement. The rate adjustments would, among other things, offset a reduction in the scheduled utilization of its aircraft and reflect changes in other costs as provided for in the existing United Express agreement. ACA provided United with a notice that it believes that United is not in compliance with the terms of its United Express agreement as a result of delays in establishing rates for 2003. On May 21, 2003, United filed court motions seeking to prevent ACA from exercising any right to terminate the contract and to provide United with a further opportunity to cure should United be found to have breached the existing United Express agreement.

ACA believes that United's action was unnecessary since the Company has not sought to terminate its United Express agreement over this matter at this time. ACA's actions are intended  to  preserve  and  pursue  its  rights  under  the existing United Express agreement as it seeks a rate adjustment for 2003 consistent with its interpretation of that agreement. ACA intends to pursue this issue with the bankruptcy court for resolution in the absence of an agreement with United on 2003 rates. ACA is continuing to operate its agreed-upon schedule with United and United is continuing to pay ACA for this service based on 2002 rates.



Fleet Plan

ACA continues discussions with its partners at Bombardier Aerospace about the future delivery plans for its CRJ regional jet aircraft. ACA's last jet delivery was completed in early March. Since that time, the Company has not taken delivery of any aircraft under its purchase agreement with Bombardier. The Company and Bombardier have agreed to an interim extension to delay the delivery of aircraft originally scheduled for March, April, and May 2003. The current interim agreement will expire at the end of May.




Statements in this press release and by company executives regarding its relationship with United Airlines, Inc. and regarding projections and expectations of future aircraft deliveries, availability of financing, future payments by United, operations, earnings, revenues and costs represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such factors include, among others: the extent to which the company accepts regional jet deliveries under its agreement with Bombardier, and its ability to delay deliveries or to settle arrangements with Bombardier regarding undelivered aircraft; United's decision to elect either to affirm all of the terms of the company's United Express Agreement, or to reject the agreement in its entirety, the timing of such decision, any efforts by United to negotiate changes prior to making a decision on whether to affirm or reject the contract, the ability and timing of agreeing upon rates with United, the company's ability to collect pre-petition obligations from United or to offset pre-petition obligations due to United, the company's ability to collect post-petition amounts it believes are due from United for rate adjustments and United's ability to successfully reorganize and emerge from bankruptcy; the continued financial health of Delta Air Lines, Inc.; changes in levels of service agreed to by the company with its code-share partners due to market conditions, and willingness of finance parties to continue to finance aircraft in light of the United situation and of market conditions generally, the ability of these partners to manage their operations and cash flow, and ability and willingness of these partners to continue to deploy the company's aircraft and to utilize and pay for scheduled service at agreed upon rates; availability and cost of product support for the company's 328JET aircraft; whether the company is able to recover or realize on its claims against Fairchild Dornier in its insolvency proceedings and unexpected costs arising from the insolvency of Fairchild Dornier; general economic and industry conditions; additional acts of war; and risks and uncertainties arising from the events of September 11, the impact of the outbreak of Severe Acute Respiratory Syndrome on travel and from the slow economy which may impact the company, its code-share partners, and aircraft manufacturers in ways that the company is not currently able to predict. These and other factors are more fully disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ACAI's Annual Report on Form 10-K for the year ended December 31, 2002. These statements are made as of May 23, 2003 and ACA undertakes no obligation to update any such forward-looking information, whether as a result of new information, future events, changed expectations or otherwise.

ACA operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. The company has a fleet of 142 aircraft-including 112 regional jets-and offers over 825 daily departures, serving 84 destinations.

Atlantic Coast Airlines employs over 4,800 aviation professionals. The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.